Exhibit 5.2

June 25, 2021

BioXcel Therapeutics, Inc.

555 Long Wharf Drive

New Haven, Connecticut 06511

Re:	Registration Statement on Form S-3 (Registration No. 333-240118)

Ladies and Gentlemen:

I am Senior Vice President, Chief Legal Officer & Corporate Secretary of BioXcel Therapeutics, Inc., a Delaware corporation (the “Company”). In connection with (i) the proposed issuance of 3,155,000 shares (the “Company Shares”) of common stock, $0.001 par value per share (the “Common Stock”), by the Company and (ii) the proposed sale of up to 473,250 shares (the “Selling Stockholder Shares” and together with the Company Shares, the “Shares”) of Common Stock by the selling stockholder named in the Preliminary Prospectus (as defined below) and the Prospectus (as defined below) that may be issued and sold upon exercise of the underwriters’ option to purchase additional shares, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 27, 2020 (Registration No. 333-240118), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Act (as so filed, the “Registration Statement”), a base prospectus dated July 27, 2020 (the “Base Prospectus”), a preliminary prospectus supplement dated June 22, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated June 22, 2021 filed with the Commission pursuant to Rule 424(b) under the Act (together with Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated June 22, 2021, among BofA Securities, Inc., as representative of the several underwriters listed on Schedule I thereto, the selling stockholder named therein and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Selling Stockholder Shares.

As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. I am opining herein as to the General Corporation Law of the State of Delaware, and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Selling Stockholder Shares have been duly authorized by all necessary corporation action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated June 25, 2021. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Javier Rodriguez
Senior Vice President, Chief Legal Officer & Corporate Secretary